Exhibit 99.1

Contact:
Emily Riley –	phone: 215.231.1035
email: emily.riley@radian.biz

Radian Expands Board and Announces New Appointments

PHILADELPHIA, February 10, 2010 — Radian Group Inc. today announced that it has increased the size of its Board of Directors from ten to twelve members and appointed Lisa W. Hess and Noel J. Spiegel as members of the Board.

Radian’s Chief Executive Officer S.A. Ibrahim commented on the appointments by stating, “Lisa and Noel have focused their careers on managing and enhancing shareholder value. We are delighted to add their unique combination of capital markets, business advisory and accounting expertise to Radian.”

Ms. Hess has been president and managing partner of SkyTop Capital Management LLC since 2010. Prior to that, she was Chief Investment Officer of Loews Corporation where she was responsible for managing $50 billion of capital, and a founding partner of Zesiger Capital Group. She also held positions at First Boston, Odyssey Partners and Goldman Sachs and has served on the U.S. Treasury Debt Advisory Committee. Ms. Hess earned a B.A. from Harvard University and an M.B.A. from the University of Chicago.

Mr. Spiegel is a retired partner with Deloitte & Touche, LLP and has more than 40 years of auditing experience working with senior management and audit committees of public and privately-held companies. He held senior positions with Deloitte & Touche, LLP, including as a member of its Executive Committee, managing partner of its Technology, Media and Communications practice for the northeast region, and as partner-in-charge of Audit Operations of its New York office. Mr. Spiegel is a graduate of Long Island University and the Harvard Business School’s Advanced Management Program.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

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